EXHIBIT 10.21

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by IN8bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”), the compensation paid to me now and during my employment with the Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Employee Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.
Confidential Information Protections.
1.1
Recognition of the Company’s Rights; Nondisclosure. I understand and acknowledge that my employment by the Company creates a relationship of confidence and trust with respect to the Company’s Confidential Information (as defined below) and that the Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such disclosure. I will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to the Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of the Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
1.2
Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information of the Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, pre-clinical or clinical data, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know- how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, improvements to products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, standard operating protocols, manufacturing information and know-how, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts

Employee Confidential Information and Inventions Assignment Agreement

and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (d) information regarding any of the Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with the Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.
1.3
Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.
1.4
Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and the Company agrees that the five (5) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.
1.5
No Improper Use of Information of Prior Employers and Others. During my employment by the Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.
2.
Assignments of Inventions.
2.1
Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.
2.2
Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to the Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, the Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to the Company’s business or actual or demonstrably anticipated research or development. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the

Employee Confidential Information and Inventions Assignment Agreement

commencement of my employment or thereafter, other than Company Inventions (defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of the Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by the Company of any rights assigned to the Company under this Agreement, I will immediately so notify the Company in writing. Unless the Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to the Company, in such circumstances (whether or not I give the Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.
2.3
Assignment of Company Inventions. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by the Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of the Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to the Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against the Company or related to the Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors- in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).
2.4
Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

Employee Confidential Information and Inventions Assignment Agreement

2.5
Obligation to Keep the Company Informed. During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to the Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within one (1) year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.
2.6
Government or Third Party. I agree that, as directed by the Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product.
(a)
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).
(b)
I agree that the Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to the Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for the Company.
2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to the Company or its designee, including the United States or any third party designated by the Company. My obligation to assist the Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but the Company will compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance. In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to the Company.
2.9
Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to the Company any software code licensed under the GNU General Public License

Employee Confidential Information and Inventions Assignment Agreement

or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by the Company except in strict compliance with the Company’s policies regarding the use of such software.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by the Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at the Company, which records will be available to and remain the sole property of the Company at all times.
4.
Duty of Loyalty During Employment. I agree that during the period of my employment by the Company, I will not, without the Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by the Company. Notwithstanding, to the extent my then- current employment agreement with the Company contains carve-outs and/or exceptions with respect to potentially conflicting activities, those carve-outs and/or exceptions will also apply to this Section 4.
5.
No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. Except as modified by Section 10.3 below, I agree that during the period of my employment and for the twelve (12) month period after the termination of my relationship with the Company for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company:
5.1.
hire, recruit, solicit, induce, encourage, or participate in hiring, recruiting, soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of the Company to terminate his or her relationship with the Company, even if I did not initiate the discussion or seek out the contact;
5.2.
solicit, induce, encourage or attempt to solicit, induce, or encourage any Customer or Potential Customer (as defined below), to terminate, diminish, or otherwise alter in a manner harmful to the Company, its relationship with the Company;
5.3.
perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer; or
5.4.
solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the twenty-four month year period preceding the termination of my employment with the Company, to terminate or adversely modify any business relationship with the Company or not to proceed with, or enter into, any business relationship with the Company, nor shall I otherwise interfere with any business relationship between the Company and any such franchisee, joint venture, supplier, vendor or contractor.

I agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which used or inquired of the Company’s services at any time during the twenty-four (24) month period preceding the termination of my employment with the Company. I acknowledge and agree that the Customers or Potential Customers did not use or inquire of the Company’s services solely as a result of my efforts, and that the efforts of other Company personnel and resources are responsible for the Company’s relationship with the Customers or Potential Customers. I further acknowledge and agree that the identity of the Customers or Potential Customers is not readily ascertainable or discoverable through public sources, and that the Company’s list of Customers or Potential Customers was cultivated with great effort and secured through the expenditure of considerable time and money by the Company.

Employee Confidential Information and Inventions Assignment Agreement

6.
Non-Compete Provision.
6.1
Except as modified by Section 10.3 below, I agree that during the period of my employment and for the twelve (12) month period after the termination of my relationship with the Company for any reason, including but not limited to voluntary termination by me or involuntary termination by the Company, I will not, whether paid or not: (i) serve as a partner, principal, licensor, licensee, employee, consultant, officer, director, manager, agent, affiliate, representative, advisor, promoter, associate, investor, or otherwise for, (ii) directly or indirectly, own, purchase, organize or take preparatory steps for the organization of, or (iii) build, design, finance, acquire, lease, operate, manage, control, invest in, work or consult for or otherwise join, participate in or affiliate myself with, any business whose business, products or operations are in any respect involved in Conflicting Services (defined below) anywhere in the Restricted Territory (defined below). Should I obtain other employment during my employment with the Company or within twelve (12) months immediately following the termination of my relationship with the Company, I agree to provide written notification to the Company as to the name and address of my new employer, the position that I expect to hold, and a general description of my duties and responsibilities, at least three (3) business days prior to starting such employment. Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding equity interest in any publicly traded company, so long as you have no active participation in the business of such company.
6.2
I agree that for purposes of this Agreement, “Conflicting Services” means any business in gamma delta T-cell therapy in which the Company is engaged or other specific therapeutics the Company has taken material steps to plan or develop.
6.3
I agree that for purposes of this Agreement, “Restricted Territory” means (i) all counties in the state in which I primarily perform services for the Company; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted business at any time during the twenty-four-month period prior to the date of the termination of my relationship with the Company; and (ii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the twelve-month period prior to the date of the termination of my relationship with the Company.
7.
Reasonableness of Restrictions.
7.1
I acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by the Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.
7.2
In the event that a court finds this Agreement, or any of its restrictions, to be overbroad, ambiguous, unenforceable, or invalid, I and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

Employee Confidential Information and Inventions Assignment Agreement

7.3
The covenants contained in Section 5 and 6 above shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in the Restricted Territory. If the court declines to enforce this Agreement in the manner provided in subsection 7.2, the Company and I agree that this Agreement will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.
8.
No Conflicting Agreement or Obligation. Irepresent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.
9.
Return of Company Property. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to the Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide the Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide the Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in attending an exit interview and completing and signing the Company’s termination statement if required to do so by the Company.
10.
Legal and Equitable Remedies.
10.1.
I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to the Company, and the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach or threatened breach of this Agreement.
10.2.
I agree that if the Company is successful in whole or in part in any legal or equitable action under this Agreement (including, but not limited to, a court partially or fully granting any application, motion, or petition by the Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, the Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney’s fees. A final resolution of such dispute or a final judgment is not a prerequisite to the Company’s right to demand payment hereunder and such amounts must be paid by me to the Company within thirty (30) days after I receive written notice of such demand. In the event the Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii) costs, fees, or expenses incurred after the prior demand. Notwithstanding anything to the contrary in this provision, the Company and I shall equally share any fees charged by an arbitral body (e.g., JAMS).

Employee Confidential Information and Inventions Assignment Agreement

10.3.
In the event the Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the Order enforcing the Agreement.
11.
Notices. Any notices required or permitted under this Agreement will be given to the Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on the Company payroll, or at such other address as the Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
12.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee.
12.1.
If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.
12.2.
I agree to inform the Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize the Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.
13.
General Provisions.
13.1.
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of New York as such laws are applied to agreements entered into and to be performed entirely within New York between residents of New York. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of New York for any lawsuit filed there against me by the Company arising from or related to this Agreement.
13.2.
Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.
13.3.
Successors and Assigns. This Agreement is for my benefit and the benefit of the Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, the Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of the Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, the Company’s successors and assigns are authorized to enforce the Company’s rights under this Agreement.

Employee Confidential Information and Inventions Assignment Agreement

13.4.
Survival. This Agreement shall survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by the Company to any successor in interest or other assignee.
13.5.
Employment At-Will. I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by the Company, nor will it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause or advance notice.
13.6.
Waiver. No waiver by the Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement will be construed as a waiver of any other right. The Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
13.7.
Waiver of Statutory Information Rights. I hereby waive any current or future rights I may have under Section 220 of the Delaware General Corporation Law (and similar rights under other applicable law) to inspect, or make copies and extracts from, the Company’s stock ledger, any list of its stockholders, or any other books and records of the Company or any of its affiliates or subsidiaries, in my capacity as a holder of stock, shares, units, options, or any other equity instrument.
13.8.
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from the Company or any products utilizing such data, in violation of the United States export laws or regulations.
13.9.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument. This Agreement may also be executed and delivered by facsimile signature, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com).
13.10.
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
13.11.
Entire Agreement. This Agreement, together with the Exhibit herein and the executed written offer letter or employment agreement between the Company and me, is the final, complete and exclusive agreement between me and the Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us; provided, however, prior to the execution of this Agreement, if the Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
13.12.
Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company, discussing the terms and conditions of my employment with others to

Employee Confidential Information and Inventions Assignment Agreement

the extent expressly permitted by Section 7 of the National Labor Relations Act. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. I further understand that I am not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.
13.13.
Prior Engagement. I acknowledge that I have been engaged to provide services by the Company for a period of time prior to the date of this Agreement (the “Prior Engagement Period”). Accordingly, I agree that if and to the extent that, during the Prior Engagement Period: (i) I received access to any information from or on behalf of the Company that would have been “Confidential Information” (as defined above) if I received access to such information during the period of my employment with the Company under this Agreement; or (ii) I conceived, created, authored, invented, developed or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been an “Invention” (as defined above) if conceived, created, authored, invented, developed or reduced to practice during the period of my employment with the Company under this Agreement; then any such information shall be deemed “Confidential Information” hereunder and any such item shall be deemed an “Invention” hereunder, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed or reduced to practice under this Agreement.

[signatures to follow on next page]

Employee Confidential Information and Inventions Assignment Agreement

This Agreement will be effective as of my first day of service with the Company.

EMPLOYEE:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

/s/ Kate Rochlin
(Signature)

Name

12/31/2020
Date

Employee Confidential Information and Inventions Assignment Agreement

Exhibit A

Prior Inventions

1.
Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by IN8bio, Inc., its subsidiaries, parents, affiliates, successors and assigns (together the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

No inventions or improvements.

See below:

Ala-Gln for the treatment of chemotherapy and radiation induced side-effects

Citrate based beverages for the prevention and treatment of kidney stones

IgE for use in allergy diagnosis, specifically local allergy

DARPins for use in the diagnosis of IgE mediated disease

Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

Additional sheets attached.

Disclosures of company advisory roles or board positions

Immunovent/ Intrommune/Allovate - Scientific and Strategic Advisor
MedBiome – Business Advisor
Y2X Life Sciences – Scientific Advisor
The Solution Lab – Board of Directors

Employee Confidential Information and Inventions Assignment Agreement

Date:	/s/ Kate Rochlin

Signature

Name of Employee (typed or printed)

Employee Confidential Information and Inventions Assignment Agreement

December 21, 2020

Kate M. Rochlin, PhD

414 W. 54th Street, Apt. PhD

New York, NY 10019

kate.rochlin1000@gmail.com

Dear Kate:

This Employment Terms Letter confirms the terms of your employment with IN8Bio, Inc., its subsidiaries, parents, affiliates, predecessors, successors and assigns (together, the “Company”) and supersedes the offer letter you signed on August 19, 2020 (the “Offer Letter”).

I.
POSITION

You will serve as Vice President, Operations and Innovation, reporting to the Company’s Chief Executive Officer. Your duties continue to be those duties customarily given to persons of such position for companies of similar nature to the Company and such other duties that may be agreed upon by the Company and yourself. You will work primarily from the Company’s offices located in New York, New York; provided that the Company reserves the right to require periodic business travel. Of course, the Company may change your title, position, reporting line and duties from time to time in its sole discretion. As you know, your employment commenced on August 24, 2020.

II.
COMPENSATION
A.
You will receive a salary at the annualized rate of $200,000, less all applicable withholdings and payable in accordance with current payroll practices in effect (the “Base Salary”) effective December 1, 2020. The Company will increase the Base Salary to $250,000, following the pricing of an initial public offering of the Company’s common stock and listing thereof on the Nasdaq Stock Market or New York Stock Exchange (or their constituent exchanges) (such event referred to as the “IPO”). The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary may be adjusted from time to time in the Company’s discretion.
B.
You will also continue to be eligible to earn an annual discretionary cash bonus with a target amount equal to 25% of your base salary (the “Annual Bonus”). In addition, effective as of the date of the IPO, your Annual Bonus eligibility shall increase to 30% of your Base Salary. The amount of this bonus will be based, in part, on your performance and the annual performance of the Company during the calendar year. Any equity and/or option-based compensation will be subject to time-based and/or milestone-based vesting in addition to other terms and conditions below. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.
C.
You will be eligible to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Company’s Board of Directors (the “Board”) or a committee of the Board shall determine in its discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

Employee Confidential Information and Inventions Assignment Agreement

D.
During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of these benefits is available upon request. The Company may change compensation and benefits from time to time in its discretion. You will also be eligible to enroll and participate in the Company’s 401(k) Plan as administered by Transamerica (www.ta- retirement.com). You will also be eligible to accrue and use paid time off (PTO) in accordance with the Company’s PTO policy.
E.
The Company will reimburse you for all reasonable business expenses you incur in conducting your duties hereunder, pursuant to the Company’s usual expense reimbursement policy.
III.
NOTICE UPON RESIGNATION

The periodic salary payments described above do not affect your status as an at-will employee of the Company. The Company may terminate your employment, for any reason or no reason at all, without notice or further obligation hereunder. As a Vice President, you are required to provide at least 30 days’ written notice of your intention to terminate your employment (the “Notice Period”). However, if, at the time of your termination, your title is other than a Vice President, the amount of notice you are required to give will be governed by the Company’s policies in effect at the time. Your fiduciary duties and your obligations to the Company as an employee will continue, and you will cooperate in the transition of your responsibilities. The Company shall have the right, in its sole discretion, to direct that you no longer come in to the office during the Notice Period or to shorten the Notice Period.

If you fully comply with the above terms of your Notice Period requirement, the Company will pay you a lump sum equal to your accrued but unused PTO, at the rates then in effect, less standard deductions and withholdings, within thirty (30) days after your last date of employment.

IV.
CONFIDENTIALITY AGREEMENT

In connection with your employment with the Company, you have received and had access to Company confidential information and trade secrets. Accordingly, you acknowledge and agree that you signed, were bound by, and abided by the terms of the Employee Confidential Information and Invention Assignment Agreement, which you executed on August 19, 2020 (the “Prior CIIAA”). Notwithstanding, in consideration of your continued access to confidential and trade secrets, you agree to review the enclosed Employee Confidential Information and Inventions Assignment Agreement and execute it on even date herewith (the “CIIAA”).

V.
CONFIDENTIALITY

You agree to keep, and to instruct any counsel representing you in your negotiations with the Company to keep, this Employment Terms Letter and its terms strictly confidential and not to disclose or discuss this Employment Terms Letter, its terms, or any of the discussions relating to it, with anyone; provided, however, that you may: (1) discuss this Employment Terms Letter and its terms with your counsel, immediate family, and financial and tax advisors; or (2) disclose this offer letter and its terms as mandated by legal process or by law. In addition, you agree to inform any prospective employer’s General Counsel, Head of Human Resources, or if no such positions exist, your hiring contact, of your post-employment obligations to the Company. You agree that prior to disclosing this offer letter or its terms to a third party, you will advise the third party of the confidentiality obligations set forth in this Section and instruct the third party to keep this Employment Terms Letter and its terms strictly confidential.

VI.
PRE-EMPLOYMENT REQUIREMENTS

We ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during

Employee Confidential Information and Inventions Assignment Agreement

the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your employment, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. In addition, you acknowledge that you provided the Company with documentary evidence of your identity and eligibility for employment in the United States, and reaffirm that you remain eligible for employment in the United States.

VII.
ARBITRATION

To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this letter agreement, the CIIAA, or your employment, or the termination of your employment, including but not limited to all statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law, by final, binding and confidential arbitration by a single arbitrator conducted in New York, New York by Judicial Arbitration and Mediation Services Inc. (“JAMS”) under the then applicable JAMS rules (at the following web address: https://www.jamsadr.com/rules-employment-arbitration/); provided, however, this arbitration provision shall not apply to sexual harassment claims to the extent prohibited by applicable law. A hard copy of the rules will be provided to you upon request. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this provision, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award; and (c) be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law. You and the Company shall equally share all JAMS’ arbitration fees. To the extent JAMS does not collect or you otherwise do not pay to JAMS an equal share of all JAMS’ arbitration fees for any reason, and the Company pays JAMS your share, you acknowledge and agree that the Company shall be entitled to recover from you half of the JAMS arbitration fees invoiced to the parties (less any amounts you paid to JAMS) in a federal or state court of competent jurisdiction. Each party is responsible for its own attorneys’ fees, except as expressly set forth in your CIIAA. Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. To the extent applicable law prohibits mandatory arbitration of sexual harassment claims, in the event you intend to bring multiple claims, including a sexual harassment claim, the sexual harassment claim may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration.

Employee Confidential Information and Inventions Assignment Agreement

VIII.
MISCELLANEOUS

You agree to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which your name and/or pictures of you appear. You hereby waive and release any claim or right you may otherwise have arising out of such use, publication or distribution.

You will be entitled to indemnification from the Company pursuant to, and in accordance with the terms of, (i) the Company’s charter and bylaws, to the extent that indemnification of you is provided for therein, and (ii) any D&O insurance policy covering you purchased by the Company.

This letter, along with the CIIAA, constitutes the entire agreement between you and the Company with respect to the subject matters referred to herein, and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements and representations of every kind or nature with respect thereto, all of which have become merged and finally integrated into this agreement, including, but not limited to, the Offer Letter and the Prior CIIAA. The provisions in this agreement are severable. Any provisions in this agreement held to be unenforceable or invalid in any jurisdiction shall not affect the enforceability of the remaining provisions of this agreement. In addition, if any provision of this agreement is held to be excessively broad as to degree, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

If the above terms are acceptable to you, we request that you signify your acceptance of the terms of this letter by signing and dating the copy enclosed and returning it to the Company.

Sincerely,

/s/ William Ho
William T Ho,
Chief Executive Officer

AGREED TO AND ACCEPTED BY:
12/31/2020
/s/ Kate Rochlin
Kate M. Rochlin, PhD	DATE

Enclosures

Employee Confidential Information and Inventions Assignment Agreement

Employee Confidential Information and Inventions Assignment Agreement